UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2021

KIRBY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	1-7615	74-1884980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Waugh Drive, Suite 1000
Houston, Texas		77007
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 435-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Kirby Corporation (the “Company”) announced that Raj Kumar will be joining the Company as Executive Vice President and Chief Financial Officer effective November 2021 (date to be determined) as successor to William G. Harvey, who previously announced his intention to retire. Mr. Harvey will relinquish his title of Chief Financial Officer but will remain an Executive Vice President of the Company until his retirement date in early 2022 to ensure a smooth transition.

Mr. Kumar, 48, holds a Bachelor of Business in Accounting from Deakin University in Australia and a Master of Business Administration from Columbia University in New York City. Prior to joining the Company, Mr. Kumar will have served for the past year as Vice President and Chief Financial Officer of Dril-Quip, Inc., an oilfield services company with an emphasis on subsea and system solutions, and four years as its Vice President and Treasurer. Prior to joining Dril-Quip, Mr. Kumar served for two years at Franks International as Vice President Finance and the Integrated Supply Chain function leader. Kumar previously served as a Segment Controller at LyondellBasell and an in-Division CFO, treasury, strategic planning and corporate development positions at FMC Technologies and Dell Technologies.

Mr. Kumar’s compensation includes (1) a base salary at the rate of $500,000 per year, (2) target annual incentive compensation for 2022 of 70% of his base salary, and (3) a long-term incentive compensation award with a target value of $800,000, consisting of 60% restricted stock units and 40% cash performance award for the three-year performance period 2022-2024. The percentage of the performance award target paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA and return on total capital, with the two factors weighted 50% EBITDA and 50% return on total capital. Mr. Kumar will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures. Mr. Kumar will also receive a sign-on restricted stock unit award with a grant value equal to $1,000,000. His restricted stock unit award will vest one-half each year on the anniversary date of the grant over a two-year period. Mr. Kumar is eligible to receive additional restricted stock units in the event he joins the Company prior to vesting of his current employer’s stock grant and forfeits his current employer shares. The value of the additional restricted stock unit grant is the lesser of $447,475 or the closing share price of the forfeited shares on October 28, 2021. Mr. Kumar is eligible to receive a cash payment equal to one year of his current base salary and the greater of the current year’s target bonus or actual bonus calculation in the event he is terminated within twenty-four months of his date of hire due to a change of control.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Kumar and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer of the Company. Mr. Kumar has not engaged in any transaction with the Company that would be reportable under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure

On October 4, 2021, the Company issued a press release announcing the changes described in Item 5.02. A copy of the press release is furnished with this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

d)
Exhibits:

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press release dated October 4, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIRBY CORPORATION

Date:	October 4, 2021	By:	/s/ William G. Harvey
William G. Harvey Executive Vice President and Chief Financial Officer